UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2019

SUPERIOR INDUSTRIES

INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-6615	95-2594729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26600 Telegraph Road, Suite 400 Southfield, Michigan		48033
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (248) 352-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered

Common Stock, $0.01 par value	SUP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(e) of the Exchange Act  ☐

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) As previously reported by Superior Industries International, Inc. (the “Company”), on June 30, 2019, Dr. Wolfgang Hiller resigned from his position as Senior Vice President, European Operations and Aftermarket of the Company to pursue other interests. On October 4, 2019, the Company announced that it has appointed Andreas Meyer to serve as its Senior Vice President, President Europe, effective November 1, 2019.

Mr. Meyer, 54, was previously the Senior Vice President of Snop / Tower Automotive Holding GmbH, a first tier automotive supplier, from January 2017 to October 2019. Prior to that, he served as Tower’s Vice President of Operations from July 2015 to January 2017. From July 2013 to June 2015, Mr. Meyer was the Managing Director of Hörmann Automotive GmbH (“Hörmann”), a first tier automotive supplier. Mr. Meyer also served as Managing Director of Hörmann Automotive Components from October 2007 to June 2015. Prior to that Mr. Meyer served as Director of Business Unit Stampings and Plant Manager Gustavsburg, MAN Nutzfahrzeuge AG (2005-2007), Managing Director MAN Star Trucks & Buses sp.z.o.O and Plant Manager Starachowice (2002-2004) and Director Production Planning MAN Buses (2001-2002) at MAN Nutzfahrzeuge AG, an original equipment manufacturer of trucks and buses. Mr. Meyer graduated from Helmut Schmidt University Hamburg with a degree in business management.

There are no family relationships between Mr. Meyer and any of the directors and executive officers of the Company, nor are there transactions in which Mr. Meyer has an interest requiring disclosure under Item 404(a) of Regulation S-K. Except for the Employment Agreement (as defined below), there are no arrangements or understandings between Mr. Meyer and the Company, its officers or directors, or, to the Company’s knowledge, any other person, pursuant to which Mr. Meyer was selected as an officer of the Company.

Mr. Meyer entered into a management board member service contract in connection with his appointment as the Company’s Senior Vice President, President Europe, effective November 1, 2019 (the “Employment Agreement”). The Employment Agreement is subject to an initial three-year term, with one-year automatic renewals thereafter. Pursuant to the Employment Agreement, Mr. Meyer will receive a fixed gross salary of €345,000 and employee benefits including a monthly allowance for health insurance and retirement benefits, use of a company car, paid time off and reimbursement of business expenses. Mr. Meyer is also eligible to receive a 2019 annual cash performance bonus with a target opportunity of 55% of his salary (prorated for the period from November 1, 2019 through December 31, 2019) and long-term equity incentive awards for each of 2020, 2021 and 2022 with a target of 80% of his salary. The payment of any long-term equity incentives thereafter will be in the sole discretion of the Board of Directors of the Company and the Supervisory Board of Superior Industries Europe AG. Mr. Meyer is subject to a non-competition provision lasting for one year following the termination of the Employment Agreement, during which period Mr. Meyer would receive compensation equal to 50% of the most recent base salary paid to him prior to the termination thereof, subject to potential reduction for compensation received from a subsequent employer. In the event of a change of control of the Company (as defined in the Company’s 2018 Equity Incentive Plan), Mr. Meyer may terminate the Employment Agreement within the three months thereafter and in such case, would be entitled to receive a payment equal to three months of his salary in exchange for a release of claims.

Item 8.01	Other Events.

On October 4, 2019, the Company announced the appointment of Mr. Meyer as its Senior Vice President, President Europe. A copy of the press release announcing Mr. Meyer’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. Such press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Exhibit Description

99.1	Press Release, dated October 4, 2019, as issued by Superior Industries International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Registrant)

Date: October 4, 2019	/s/ Matti Masanovich
Matti Masanovich
Executive Vice President and Chief Financial Officer